Exhibit 10.17

FORM OF RESTRICTED STOCK AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

RESTRICTED STOCK AWARD AGREEMENT UNDER THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [—], 2010, between The Fresh Market, Inc. (the “Company”), a Delaware corporation, and [NAME].

This Restricted Stock Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of [—] shares (the “Award”) of the Company’s common stock, $0.01 par value per share (each, a “Share”), that are being granted to you on the date hereof (such date, the “Grant Date”), that are subject to the terms and conditions specified herein (“Restricted Shares”), and that are granted to you under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement or any other arrangement between you and the Company (any such arrangement, a “Company Arrangement”), on the other hand, the terms of the Plan shall govern. Except as set forth in Section 10 of this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any other Company Arrangement, the terms of such Company Arrangement shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

SECTION 3. Vesting and Delivery. (a) Vesting. Your rights with respect to the Restricted Shares granted hereunder shall become vested and such Restricted Shares shall become nonforfeitable and transferable upon the earlier of (i) the first anniversary of the Grant Date and (ii) the first annual shareholder meeting that occurs after the Grant Date (such date, the “Vesting Date”), provided that you must be a director of the Company or an Affiliate or otherwise providing services to the Company or an Affiliate on the Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in any other Company Arrangement.

(b) Delivery of Shares. On or following the date of this Award Agreement, the Restricted Shares subject to this Award Agreement shall be evidenced in such manner as the Company shall determine. Any certificate or book entry credit issued or entered in respect of such Restricted Shares shall be registered in your name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of The Fresh Market, Inc.”

The Company shall require that the certificates or book entry credits evidencing title of the Restricted Shares be held in custody by the Company until such time, if any, as your rights with respect to the Restricted Shares have vested, and the Company may require that, as a condition of your receiving the Restricted Shares you shall have delivered to the Company a stock power, endorsed in blank, relating to such Restricted Shares. To the extent that your rights with respect to the Restricted Shares become vested, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

SECTION 4. Forfeiture of Restricted Shares. Unless the Committee determines otherwise, and except as otherwise provided in any other Company Arrangement, if your rights with respect to any Restricted Shares awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your service with the Company and its Affiliates terminates, your rights with respect to such Restricted Shares shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividends. Prior to the date on which your rights with respect to a Restricted Share have become vested, you shall be entitled to exercise voting rights with respect to such Restricted Share and shall be entitled to receive dividends or other distributions with respect thereto.

SECTION 6. Non-Transferability of Restricted Shares. Unless otherwise provided by the Committee in its discretion, Restricted Shares may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(c) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a Restricted Share in violation of the provisions of this Section 6 and Section 9(c) of the Plan shall be void.

SECTION 7. Section 83(b) Election, Withholding, Consents and Legends. (a) Section 83(b) Election. You are authorized, if you so choose, to file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code with respect to all or a portion of the Restricted Shares. You agree that if you make such Section 83(b) election, you shall provide a copy of such election to the Company not later than ten days after filing the election with the Internal Revenue Service or other governmental authority. The Company has made no recommendation to you with respect to the advisability of making any such election. You acknowledge that it is your sole responsibility to seek advice regarding Section 83(b) of the Code and to determine the effect of making or failing to make such election.

(b) Withholding. You shall be solely responsible for all applicable income and self-employment taxes and other wage deductions incurred in connection with the vesting of the Restricted Shares subject to this Agreement. Unless required to do so by applicable law, the Company and its Affiliates shall not pay or withhold any Federal, state, local, foreign or other taxes of any kind with respect thereto.

(c) Consents. Your rights in respect of the Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(d) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 10(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 10(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Restricted Shares shall be subject to the provisions of Section 4(b) of the Plan).

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

THE FRESH MARKET, INC.,

by

Name:
Title:

[NAME],

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